Exhibit 99.1


                                                       Citizens Communications
                                                       3 High Ridge Park
                                                       Stamford, CT 06905
                                                       203.614.5600
                                                       Web site: www.czn.net
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FOR IMMEDIATE RELEASE

Contact:
Michael Bromley
Investor Relations
203.614.5218
MBromley@czn.com



                    CITIZENS COMMUNICATIONS APPOINTS NEW CFO


Stamford, Conn., March 22, 2006: Citizens Communications Company (NYSE: CZN) is pleased to announce that Donald R. Shassian will join the company on April 17, 2006 as Chief Financial Officer. He succeeds Jerry Elliott, who was appointed President of Citizens Communications Company in December 2005.

Since 2001, Mr. Shassian has been providing M&A consulting to several communications companies including AT&T Inc. (formerly SBC Communications) and Consolidated Communications Inc., and most recently served as the CFO for the Northeast region of Health Net, Inc., a managed healthcare company.

In 1999 and 2000, Mr. Shassian was with RSL Communications, Ltd., a $1.6 billion international voice and data communications provider in 22 countries. He joined RSL in 1999 as the Executive Vice President and Chief Financial Officer and was later promoted to Chief Operating Officer.

Prior to 1999, Mr. Shassian was the Senior Vice President and Chief Financial Officer for Southern New England Telecommunications Corp. (SNET), which was a provider of communications, information and entertainment services in southern New England with more than $2 billion in revenues and 10,000 employees. He was responsible for the successful negotiation, sale and integration of SNET into SBC Communications in 1998.

Prior to joining SNET in December 1993, Mr. Shassian was with Arthur Andersen for more than 16 years. His last position there was as the Partner-in-Charge of the Telecommunications Industry Practice in North America.

A graduate of Bucknell University with a B.S. in Business Administration, Mr. Shassian is also a C.P.A. He will report to Maggie Wilderotter, Chairman and CEO. Ms. Wilderotter remarked, "I am delighted to welcome Don to Citizens. We value his experience in the communications industry, his integrity and his track record as a results-driven decision maker who offers sound business and financial solutions. I look forward to working closely with him and to his joining our Senior Leadership Team."
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About Citizens Communications
As of December 31, 2005, the company had 2.5 million  revenue  generating  units
(RGUs), which consist of access lines plus high-speed Internet subscribers. The company operates in 23 states under the brand name of Frontier. The company also offers television in partnership with EchoStar's DISH Network, ESPN360 streaming video, security solutions and other communications services and products including bundled services for families, small businesses or home offices and more. For more information, visit www.czn.net and www.frontier.myway.com

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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